Exhibit 99.1

NEWS RELEASE

Contact:	Jim Sheehan	Martha Schaefer
	SeaChange PR	SeaChange IR
	1-978-897-0100 x3064	1-978-897-0100 x3030
	jim.sheehan@schange.com	martha.schaefer@schange.com

SEACHANGE INTERNATIONAL BOARD OF DIRECTORS

ADDS SOFTWARE AND STORAGE VETERAN REIJANE HUAI

ACTON, Mass. (Sept. 3, 2009) – SeaChange International, Inc. (NASDAQ: SEAC), a leading provider of software and hardware solutions for video-on-demand television, today announced the election of storage software veteran ReiJane Huai to its Board of Directors. Mr. Huai is Chairman and CEO of FalconStor Software, Inc. (NASDAQ: FALC), a worldwide provider of open data protection solutions.

Huai joins board members Bill Styslinger, SeaChange CEO, Chairman of the Board and Director; and Directors Mary P. Cotton, Thomas F. Olson, Carlo Salvatori and Carmine Vona.

“ReiJane has an extensive and accomplished background in storage software development and sales, which we expect will directly complement SeaChange’s ongoing goals to globally deliver leading solutions across markets,” said Styslinger. “Our board and our entire organization are very proud to bring him into our fold.”

Huai said, “SeaChange has been successful in the creation of comprehensive software and hardware solutions for intensely demanding applications. I’m eager to help foster further innovation to bring the Company success in new storage categories.”

Prior to joining FalconStor, Huai was Executive Vice President and General Manager, Asia, for CA, Inc. (formerly Computer Associates, Inc.). Huai came to CA through its acquisition of Cheyenne Software, a provider of data storage software solutions, where he was President and Chief Executive Officer. Huai earned his master’s degree in computer science from the State University of New York at Stony Brook.

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SeaChange BOD Appoints Huai/Page 2

About SeaChange

SeaChange International is a leading provider of software applications, services and integrated solutions for video-on-demand (VOD), digital advertising, and content acquisition monetization and management. Its powerful open VOD and advertising software and scalable hardware enable cable and telco operators, as well as broadcasters, to provide new on-demand services and to gain greater efficiencies in advertising and content delivery. With its Emmy Award-winning and patented technology, thousands of SeaChange deployments are helping broadband, broadcast and satellite television companies to streamline operations, expand services and increase revenues. Headquartered in Acton, Massachusetts, SeaChange has product development, support and sales offices around the world. Visit www.schange.com.

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